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                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE:

        Assisted Living Concepts, Inc. Enters Discussions with Debenture Holders and Major Lessors; Plans to Defer May 1 Interest Payment on Debentures


PORTLAND, OR, APRIL 26, 2001 - Assisted Living Concepts, Inc. (AMEX: ALF), a national provider of assisted living services ("ALC" or the "Company"), announced today that an unofficial committee (the "Committee") of certain holders of its two series of convertible subordinated debentures (collectively, the "Debentures") has been formed. A total of approximately $162 million aggregate principal amount of Debentures are outstanding, with maturities of November 1, 2002 and May 1, 2003.

The Committee has hired, at the Company's expense, Chanin Capital Partners ("Chanin") as financial advisor and Milbank, Tweed, Hadley & McCloy LLP as legal counsel. The Company and its financial advisor, Jefferies & Company, Inc. ("Jefferies"), have commenced negotiations with Chanin concerning a restructuring of the Company's Debentures. The Company is also in negotiations with the lessors of certain of the Company's under-performing leases. Because the discussions are still in an early stage, the Company cannot predict whether they will lead to a mutually satisfactory restructuring of the Company's obligations. However, any such restructuring plan is likely to result in a significant reduction in principal amount of the Company's outstanding Debentures and a very substantial dilution of the Company's outstanding equity.

The Company also announced that it plans to defer, for 30 days, $4.7 million of interest payments due May 1, 2001 on the Debentures. If the Company does not make these payments by May 31, 2001, the holders of the Debentures would have the right to declare a default and accelerate the full repayment of those Debentures, which in turn would cause a breach of certain of the Company's other material obligations.

        This press release and statements made by or on behalf of Assisted Living Concepts relating hereto may be deemed to constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be affected by risks and uncertainties, including: the willingness of the members of the Committee to agree to, and the willingness of the holders of a sufficient amount of the Debentures to agree to, any such restructuring of the Debentures; the willingness of the lessors under its underperforming leases to agree to the restructuring of such leases; prevailing and perceived economic conditions, both in general and with respect to the assisted living industry; factors that could affect the Company's performance, such as competition or regulatory restrictions; and other risks described in the Company's filings with the Securities and Exchange

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Commission. The inability of the Company to restructure its obligations (or any significant delay in effecting such restructuring) could have a material adverse affect upon the Company. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

CONTACT INFORMATION:

Wm. James Nicol, Chairman, President and Chief Executive Officer
(503) 252-6233

Drew Q. Miller, Senior Vice President, Chief Financial Officer and Treasurer
(503) 408-5293